Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274957

PROSPECTUS

8,861,961 American Depositary Shares representing 3,544,784,400 Ordinary Shares

REDHILL BIOPHARMA LTD.

This prospectus relates to the resale by the selling shareholders named in this prospectus from time to time of up to an aggregate of 8,861,961 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (“ADS”) representing 400 of our ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), or 3,544,784,400 Ordinary Shares in the aggregate, issued or issuable upon the exercise of warrants (the “Warrants”), that were issued pursuant to (i) a warrant reprice and reload agreement, dated as of September 28, 2023, between us and the investors named therein, and (ii) an engagement letter dated as of September 18, 2023 between us and H.C. Wainwright & Co., LLC (“Wainwright”).

We will not receive any of the proceeds from the sale of the Offered ADSs by the selling shareholders. Any ADSs subject to resale hereunder will have been issued by us and acquired by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

The selling shareholders named in this prospectus and any of their pledgees, assignees and successors-in-interest, may offer or resell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the Offered ADSs. We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 13 of this prospectus.

The ADSs are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RDHL”. On October 25, 2023, the last reported sale price of the ADSs was $0.4642 per ADS.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and the “Risk Factors” in “Item 3: Key Information-Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2023.

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ABOUT THIS PROSPECTUS

The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the selling shareholders may change over time. When the selling shareholders sell Offered ADSs representing Ordinary Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the Offered ADSs in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the Offered ADSs are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Offered ADSs offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly-owned subsidiary, RedHill Biopharma Inc. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, may include forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page 5 of this prospectus, under the similar headings of our most recent Annual Report on Form 20-F incorporated by reference herein, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the going concern reference in our financial statements and our ability to obtain additional financing;

●	our reduced revenues, business size and scope, market share and opportunities in certain markets following the sale of our rights to Movantik®;

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	our ability to obtain additional financing;

●	the commercialization and market acceptance of our commercial products;

●	our ability to generate sufficient revenues from our commercial products, including obtaining commercial insurance and government reimbursement;

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our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the Food and Drug Administration (“FDA”) or other regulatory authorities;

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our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

●	our ability to maintain an appropriate sales and marketing infrastructure;

●	our ability to establish and maintain corporate collaborations;

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that our current commercial products or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

●	our exposure to significant drug product liability claims;

●	the initiation and completion of any postmarketing studies or trials;

●	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

●	our estimates of the markets, their size, characteristics and their potential for our commercial products and therapeutic candidates and our ability to serve those markets;

●	the successful commercialization of products we in-license or acquire;

●	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

●	the hiring and continued employment of executives, sales personnel, and contractors;

●	our receipt and timing of regulatory clarity and approvals for our commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

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the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

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our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, including developing a commercial companion diagnostic for the detection of Mycobacterium avium paratuberculosis;

●	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

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our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

●	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	the interpretation of the properties and characteristics of our commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

●	the impact of other companies and technologies that compete with us within our industry;

●
the scope of protection we are able to establish and maintain for intellectual property rights covering our commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

●	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

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the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

●	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

●	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

●	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

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our ability to resolve the disputes regarding the alleged events of default under our term loan facility, if not resolved, could harm our financial condition which could materially adversely affect our financial performance;

●	our ability to regain or maintain compliance with the Nasdaq’s listing standards;

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the effects of the political, economic and business environment, including unforeseeable events and the changing market conditions caused by the COVID-19 endemic and the current conditions affecting Israel; and

●	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate.

We have included important factors in the cautionary statements included in this prospectus and the documents we incorporate by reference herein, particularly in the “Risk Factors” sections of these documents, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus and the documents we incorporate by reference herein represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus, and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in the Offered ADSs. You should carefully read and consider this entire prospectus and information incorporated by reference into this prospectus, including the financial statements and related notes and “Risk Factors” starting on page 5 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Business

We are a specialty biopharmaceutical company, primarily focused on gastrointestinal (“GI”) and infectious diseases. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the commercialization in the U.S. of the GI-related products, Talicia® (omeprazole, amoxicillin, and rifabutin) and Aemcolo® (rifamycin).

In addition, we continue to develop our pipeline of clinical-stage therapeutic candidates, including, among others, opaganib and RHB-107 (upamostat), as potential treatments for COVID-19, and nuclear radiation protection development program opaganib, with newly published data from eight U.S. government-funded in vivo studies. We look for opportunities to leverage our commercial presence and capabilities in the U.S. to support the potential future launch of our therapeutic candidates currently under development, if approved by the FDA, or any FDA- approved products that we may acquire the rights to in the future.

Our current pipeline consists of five therapeutic candidates, most of which are in late-stage clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product that we primarily developed internally which has been approved for marketing and, to date, none of our therapeutic candidates has generated meaningful revenues. We have out-licensed one of our commercial products, Talicia®, and one of our clinical-stage therapeutic candidates, opaganib, for specific territories outside the U.S. and we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements outside the U.S. with pharmaceutical companies on a global and territorial basis or, in the case of commercialization in the U.S., independently with our dedicated commercial operations or in potential partnership with other commercial- stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

September 2023 Warrant Exercise Transaction

On September 28, 2023, we entered into a warrant reprice and reload letter (the “Exercise Agreement”) with the investors signatory thereto holding (i) warrants issued on May 11, 2022 (as amended, the “May 2022 Warrants”), (ii) warrants issued on December 6, 2022 (as amended, the “December 2022 Warrants”), (iii) warrants issued on April 3, 2023 (as amended, the “Class B Warrants”), and (iv) warrants issued on July 25, 2023 (the “July 2023 Warrants”, and together with the May 2022 Warrants, the December 2022 Warrants and the Class B warrants, the “Existing Warrants”) to purchase up to an aggregate of 4,301,923 ADSs, pursuant to which such investors agreed to exercise their Existing Warrants in full at a reduced exercised price of $0.47 per ADS for aggregate gross proceeds of approximately $2.0 million, before deducting the placement agent’s fees and other offering expenses payable by us.

In consideration for the exercise of the Existing Warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 8,603,846 ADSs (the “September 2023 Reload Warrants”) at an exercise price of $0.47 per ADS, which have a term of (i) five years as to the September 2023 Reload Warrants to purchase up to an aggregate of 5,603,846 ADSs issued pursuant to the May 2022 Warrants, the December 2022 Warrants and the July 2023 Warrants, and (ii) eighteen (18) months as to the September 2023 Reload Warrants to purchase up to an aggregate of 3,000,000 ADSs issued pursuant to the Class B Warrants exercised pursuant to the Exercise Agreement. The exercise of the Existing Warrants and the issuance of the September 2023 Reload Warrants is herein referred to as the “September 2023 Warrant Exercise Transaction.”

The September 2023 Reload Warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the ADSs representing Ordinary Shares underlying the September 2023 Reload Warrants, were not registered under the Securities Act or applicable state securities laws.

As part of the September 2023 Warrant Exercise Transaction, we agreed to file this registration statement with the SEC within 15 calendar days of the date of the Exercise Agreement to register the resale of the ADSs underlying the September 2023 Reload Warrants.

In connection with the September 2023 Warrant Exercise Transaction, we issued to the placement agent’s designees, warrants to purchase up to an aggregate of 258,115 ADSs at an exercise price of $0.5875 per ADS which shall be exercisable until October 3, 2028 (the “Placement Agent Warrants”).

The resale of the ADSs issuable upon exercise of the September 2023 Reload Warrants and the Placement Agent Warrants and the Ordinary Shares underlying the ADSs is being registered in this registration statement.

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131. Our website address is http://www.redhillbio.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus. Our registered agent in the U.S. is RedHill Biopharma Inc. (“Redhill U.S.”). The address of RedHill Biopharma Inc. is 8045 Arco Corporate Drive, Raleigh, NC 27617, U.S.A.

THE OFFERING

Securities offered by the selling shareholders	Up to 8,861,961 ADSs representing 3,544,784,400 Ordinary Shares.

The ADSs
Each ADS represents 400 of our Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying the ADSs and you will have rights as provided in the Deposit Agreement, dated as of December 26, 2012, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on December 6, 2012.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in the ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying the ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the Deposit Agreement to better understand the terms of the ADSs.

Selling shareholders	All of the Offered ADSs are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 9 of this prospectus for more information on the selling shareholders.

Use of proceeds
We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. However, we may receive the proceeds from any exercise of the Warrants if the holders exercise the Warrants for cash. We intend to use the proceeds from the exercise of the Warrants for cash, if any, for working capital, research and development and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Plan of Distribution
The selling shareholders, and any of their pledgees, and successors-in-interest, may offer or sell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the Offered ADSs to or through underwriters, broker- dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 13 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk factors	See “Risk Factors” beginning on page 5 and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

NASDAQ trading symbol for ADSs	The ADSs are listed on Nasdaq under the symbol “RDHL.”

SUMMARY OF RISK FACTORS

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the “Risk Factors” section, including the “Item 3. Key Information - Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, in full.

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Our financial statements include a going concern reference. We will need to raise significant additional capital to finance our losses and negative cash flows from operations, and if we were to fail to raise sufficient capital or on favorable terms, we may need to cease operations. Management has substantial doubt about our ability to continue as a going concern.

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Following our sale of our rights to Movantik®, our revenue, business’ size and scope, market share and opportunities in certain markets, or our ability to compete in certain markets and therapeutic categories is reduced.

•	Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the desilting of the ADSs.

•
Certain obligations under the Credit Agreement dated February 23, 2020 and as amended on June 17, 2022 and the Asset Purchase Agreement dated February 2, 2023 that were entered into with HCR Collateral Management, LLC (“HCRM”) and certain of its affiliates in connection with the sale of Movantik® in exchange for extinguishment of all debt obligations under the Credit Agreement are secured by a lien on Talicia® and Aemcolo®-related assets. As a result of this security interest, until extinguishment of such security interest, if we were to become insolvent the Talicia® and Aemcolo® assets would only be available to satisfy claims of our general creditors or to holders of our equity securities to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, if we lose these assets to a foreclosure, we will lose our remaining source of revenue following the sale of Movantik®. The existence of these security interests may also adversely affect our financial flexibility.

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Our pursuit of treatments for SARS-CoV-2 (the virus that causes COVID-19) infection in patients entails a high level of uncertainty. We cannot assure you that either opaganib (ABC294640; Yeliva®) (“opaganib”), or will be approved for marketing or Emergency Use Authorization or be granted with Expanded Access clearance by the FDA or other regulatory authorities. In addition, we cannot assure that we will be able to complete the development of opaganib or RHB-107.

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If we are successful in developing a COVID-19 therapeutic, we may need to devote significant resources to our manufacturing scale-up and large-scale deployment, including for use by the U.S. or other governments. If one of our COVID-19 therapeutic candidates is approved for marketing or for Emergency Use, we may also need to devote significant resources to further expand our U.S. and non-U.S. sales and marketing activities and increase or maintain personnel to accommodate sales in the U.S. and outside the U.S.

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If we or our future development or commercialization partners are unable to obtain or maintain the FDA or other foreign regulatory clearance and approval for our commercial products or therapeutic candidates, we or our commercialization partners will be unable to commercialize our current commercial products, products we may commercialize or promote in the future or our therapeutic candidates, upon approval, if any.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference herein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in the Annual Report on Form 20-F for the year ended December 31, 2022, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the Annual Report on Form 20-F are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of the ADSs could decline, and you could lose part or all of your investment.

Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to our Operations in Israel

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

Because we are incorporated under the laws of the State of Israel and some of our operations are conducted in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon, may escalate in the future into a greater regional conflict.

Although we currently do not expect the ongoing conflict to affect our customers, manufacturing, research and development, supply chain, commercialization activities and current clinical studies, which are all located in and/or take place outside of Israel, there can be no assurances that further unforeseen events will not have a material adverse effect on us or our operations in the future.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Since October 7, 2023, the IDF has called up more than 350,000 of its reserve forces to serve. One non-management employee is currently subject to military service in the IDF and has been called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

Additionally, four members of our management team and 11 of our non-management employees reside in Israel. Two members of our management team and eight of our non-management employees are currently located in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Risks Related to the ADSs

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of the ADSs.

The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum Market Value of Publicly Held Shares (“MVPHS”) and a minimum closing bid price of $1.00 per ADS or risk delisting, which would have a material adverse effect on our business.

On May 9, 2023, we received a written notification from Nasdaq, indicating that we are not in compliance with the minimum MVPHS set forth in the Nasdaq Listing Rules for continued listing on Nasdaq. Nasdaq Listing Rule 5450(b)(3)(C) requires companies to maintain a minimum MVPHS of $15 million, and Listing Rule 5810(c)(3)(D) provides that a failure to meet the MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(D), we have a compliance period of 180 calendar days (or until November 6, 2023) to regain compliance. In the event that we do not regain compliance the minimum MVPHS requirement by November 6, 2023, we would become subject to delisting unless we timely request a hearing before a Nasdaq Hearings Panel (the “Panel”). Should we not regain compliance by that date, it is our present intention to request a hearing before the Panel; however, there is no assurance that the Panel will grant us any additional period to regain compliance.

Additionally, on September 19, 2023, we received a letter from Nasdaq indicating that for the thirty consecutive business days from August 7, 2023, to September 18, 2023, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until March 18, 2024, to regain compliance. The letter states that the Nasdaq staff will provide written notification that we have achieved compliance with Rule 5450(a)(1) if at any time before March 18, 2024, the bid price of the ADSs closes at $1.00 per share or more for a minimum of ten consecutive business days. In the event that we do not regain compliance with the minimum closing bid price requirement by March 18, 2024, we will not be eligible for any additional time to regain compliance if we have not regained compliance with the minimum MVPHS requirement. Nasdaq may allow additional time to regain compliance with the minimum closing bid price requirement if a listed company meets the continued listing requirement for MVPHS and all other initial listing standards, with the exception of the bid price requirement, and we currently do not meet the continued listing requirement for MVPHS.

We will seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the ADSs will be subject to delisting.

Further, even if we regain compliance with the minimum MVPHS and the minimum bid price requirements, no assurance can be given that we will be able to comply with the other standards that we are required to meet in order to maintain a listing on such exchange, such as the minimum stockholders’ equity requirement. In the recent past, we did not meet the minimum closing bid price requirement and only regained compliance with that requirement in April 2023, after completing a ratio change of the ADSs to our non-traded Ordinary Shares from the previous ratio of one ADS representing ten Ordinary Shares to a new ratio of one ADS representing 400 Ordinary Shares, and in order to meet the minimum bid price requirement, we may need to complete another ratio change. Our failure to meet these requirements may result in our securities being delisted from Nasdaq.

A delisting could substantially decrease trading in the ADSs, adversely affect the market liquidity of the ADSs as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ADSs may decline further and stockholders may lose some or all of their investment.

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections, we believe we should not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2023. However, there can be no assurance that this will be the case in 2023 or in future taxable years. If we were characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

The sale of a substantial amount of the ADSs, including resale of the Offered ADSs issuable upon the exercise of the Warrants by the selling shareholders, in the public market, or the perception that future sales may occur, could adversely affect the prevailing market price of the ADSs.

We are registering for resale 3,544,784,400 Ordinary Shares represented by 8,861,961 ADSs underlying the Warrants. In addition, as of October 9, 2023, we had outstanding warrants to purchase 3,950,373,600 Ordinary Shares (represented by 9,875,934 ADSs), outstanding options to purchase 40,160,800 Ordinary Shares (represented by 100,402 ADSs) and 203,019 outstanding Restricted Share Units (“RSUs”), each with respect to one ADS. Sales of substantial amounts of ADSs in the public market, or the perception that such sales might occur in the future, including sales of the Offered ADSs, ADSs issuable upon vesting of RSUs and the exercise of options, warrants or other equity-based securities, may cause the market price of the ADS to decline. We cannot predict if and when the selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities convertible into ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the price of the ADSs to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. All net proceeds from the sale of the Offered ADSs covered by this prospectus will go to the selling shareholders.

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash. If all of the Warrants are exercised for cash in full, the proceeds would be approximately $4.2 million.

We intend to use the proceeds from the exercise of the Warrants for cash, if any, for working capital, research and development and general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of June 30, 2023:

•	on an actual basis; and

•
on a pro forma basis, after giving effect to (i) the sale of 1,084,923 ADSs and pre-funded warrants (the “July 2023 Pre-funded Warrants”) to purchase up to 217,000 ADSs in the registered direct offering consummated in July 2023 (the “July 2023 Offering”), giving effect to the subsequent exercise in full of the July 2023 Pre-funded Warrants for aggregate cash consideration of $217 and the receipt of the net proceeds of approximately $1.4 million from the July 2023 Offering, after deducting placement agent fees and expenses payable by us, (ii) the Warrant Amendment Agreements, dated July 21, 2023, between us and the investors signatory thereto, entered into in connection with the July 2023 Offering (the “July 2023 Warrant Amendment”), reducing the exercise price of the May 2022 Warrants, the December 2022 Warrants and the Class B Warrants to $1.80 per ADS, (iii) the exercise of the Class A warrants issued in March 2023 to purchase an aggregate of 1,500,000 ADSs at a reduced exercise price of $1.35 per ADS in July 2023 and issuance of the July 2023 Warrants (the “July 2023 Warrant Exercise Transaction”), after deducting placement agent fees and expenses payable by us, (iv) the issuance of warrants to purchase up to 78,115 ADSs issued to Wainwright as part of the compensation to Wainwright in connection with the July 2023 Offering (the “July 2023 Placement Agent Warrants”), (v) the issuance of warrants to purchase up to 90,000 ADSs issued to Wainwright as part of the compensation to Wainwright in connection with the July 2023 Warrant Exercise Transaction (the “July 2023 Placement Agent Exercise Warrants”), and (vi) the September 2023 Warrant Exercise Transaction and the issuance of the September 2023 Reload Warrants and the Placement Agent Warrants, after deducting placement agent fees and expenses payable by us.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus.

(In thousands, except share data)	Actual	Pro Forma
Total debt(1)	$31,566	$36,027
Ordinary shares, par value NIS 0.01 per share	4,620	12,139
Additional paid-in capital	380,860	375,398
Accumulated deficit	382,009	383,445
Total shareholders’ equity	$3,471	$4,092

Total capitalization and indebtedness	$35,037	$40,119

(1)
Includes $28.2 million reported as current liabilities, which mainly consist of allowance for deductions from revenue and accrued expenses and account payable, and $3.4 million reported as non-current liabilities, which mainly consist of lease liabilities and derivative financial instruments. The warrants granted in the registered direct offering and concurrent private placement of warrants consummated in May 2022, the underwritten offering consummated in December 2022, the registered direct offering consummated in March 2023, the July 2023 Offering, the July 2023 Warrant Exercise Transaction, and the September 2023 Warrant Exercise Transaction were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

The above discussion and table are based on 1,576,783,694 Ordinary Shares outstanding as of June 30, 2023. As of June 30, 2023, prior to giving effect to the July 2023 Offering and the issuance of the July 2023 Placement Agent Warrants, the July 2023 Warrant Amendment, the July 2023 Warrant Exercise Transaction and the issuance of the July 2023 Placement Agent Exercise Warrants, and the September 2023 Warrant Exercise Transaction and the issuance the Placement Agent Warrants, we had (i) 44,061,600 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 110,154 ADSs at a weighted average exercise price of $252.45 per ADS); (ii) 2,059,112,250 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.01 per share (equivalent to 5,147,781 ADSs at a weighted average exercise price of $4.50 per ADS), and (iii) 47,837 outstanding RSUs, each RSU representing one ADS. The number of Ordinary Shares outstanding as of June 30, 2023 does not include the ADSs we agreed to issue to Kukbo Co. Ltd. for the second tranche of $5 million pursuant to the Subscription Agreement, dated October 25, 2021.

SELLING SHAREHOLDERS

September 2023 Warrant Exercise Transaction

On September 28, 2023, we entered into the Exercise Agreement with Armistice Capital, Sabby and Lind (each as defined below and collectively, the “Holders”), pursuant to which the Holders agreed to exercise the Existing Warrants in full for cash at a reduced exercised price of $0.47 per ADS for aggregate gross proceeds of approximately $2.0 million, before deducting placement agent fees and expenses payable by us. In consideration for the exercise of the Existing Warrants for cash, among other things, the Holders received new unregistered September 2023 Reload Warrants to purchase up to an aggregate of 8,603,846 ADSs at an exercise price of $0.47 per ADS, which have a term of (i) five years as to the September 2023 Reload Warrants to purchase up to an aggregate of 5,603,846 ADSs issued pursuant to the May 2022 Warrants, the December 2022 Warrants and the July 2023 Warrants, and (ii) eighteen (18) months as to the September 2023 Reload Warrants to purchase up to an aggregate of 3,000,000 ADSs issued pursuant to the Class B Warrants exercised pursuant to the Exercise Agreement. See “Prospectus Summary – September 2023 Warrant Exercise Transaction” above.

The issuance of the September 2023 Reload Warrants described above was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the Exercise Agreement with the Holders, we are obligated, among other things, to file a registration statement with the SEC for purposes of registering the resale of the ADSs issuable upon exercise of the September 2023 Reload Warrants as soon as practicable (and in any event within fifteen (15) calendar days of the date of Exercise Agreement) and to keep such registration statement effective until such time as the Holders no longer own any September 2023 Reload Warrants or the ADSs issuable upon exercise thereof.

We are registering the resale by the Holders of the ADSs issuable upon exercise of the September 2023 Reload Warrants in order to permit the Holders to offer such ADSs for resale from time to time pursuant to this prospectus. The Holders may also sell, transfer or otherwise dispose of all or a portion of the ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Placement Agent Warrants

As part of the compensation to Wainwright in connection with the September 2023 Warrant Exercise Transaction, pursuant to an engagement agreement, dated as of September 18, 2023, by between us and Wainwright, we issued to Wainwright’s designees unregistered Placement Agent Warrants to purchase up to an aggregate of 258,115 ADSs at an exercise price of $0.5875 per ADS. The Placement Agent Warrants are exercisable until October 3, 2028.

The resale of the ADSs issuable upon exercise of the Placement Agent Warrants and the Ordinary Shares underlying the ADSs is being registered in this registration statement.

Relationships with the Selling Shareholders

Except for ownership of the September 2023 Reload Warrants and as described in this prospectus and the documents incorporated by reference into this prospectus, including the investment by Armistice Capital in the registered direct offering and concurrent private placement of warrants consummated in May 2022, the registered direct offering consummated in April 2023, the July 2023 Offering, the July 2023 Warrant Amendment, the July 2023 Warrant Exercise Transaction and the September 2023 Warrant Exercise Transaction, Armistice Capital has not had any material relationship with us within the past three years. Except for ownership of the September 2023 Reload Warrants and as described in this prospectus and the documents incorporated by reference into this prospectus, including investment by each of Sabby and Lind in the underwritten offering consummated in December 2022, the July 2023 Offering, the July 2023 Warrant Amendment and the September 2023 Warrant Exercise Transaction, neither Sabby nor Lind has had any material relationship with us within the past three years.

Wainwright and its respective affiliates have engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received customary fees and commissions. Wainwright acted as the placement agent in connection with several offerings of our securities in the past three years, and it received compensation for each such offering.

Information About Selling Shareholders Offering

The Ordinary Shares represented by the Offered ADSs being offered by the selling shareholders are those issued or issuable upon exercise of the September 2023 Reload Warrants and the Placement Agent Warrants, described above. We are registering the Offered ADSs in order to permit the selling shareholders to offer the Offered ADSs for resale from time to time.

Throughout this prospectus, when we refer to the Offered ADSs being registered on behalf of the selling shareholder, we are referring to the Offered ADSs issued or issuable upon cash exercise of the September 2023 Reload Warrants and the Placement Agent Warrants, and when we refer to the selling shareholders in this prospectus we are referring to each selling shareholder identified below, and, as applicable, permitted transferees or other successors-in-interest of the selling shareholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below provides information regarding the beneficial ownership of the Ordinary Shares represented by the Offered ADSs by the selling shareholders. The second column lists the number of Ordinary Shares represented by the Offered ADSs beneficially owned by the selling shareholders, based on their beneficial ownership of the Offered ADSs, as of October 9, 2023, assuming the exercise of the Warrants held by each selling shareholder on that date, without regard to any limitations on the exercise of the Warrants. The fourth column lists the maximum number of Ordinary Shares represented by the Offered ADSs being offered in this prospectus by each selling shareholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fifth and sixth columns list the number of Ordinary Shares represented by the Offered ADSs owned after the Offering and the percentage of outstanding Ordinary Shares, assuming in both cases the exercise of the Warrants held by that selling shareholder, without regard to any limitations on the exercise of the Warrants and the sale of all of the Ordinary Shares represented by the Offered ADSs offered by that selling shareholder pursuant to this prospectus.

The selling shareholders may sell some, all or none of their Offered ADSs. We do not know when or whether the selling shareholders will exercise their Warrants nor do we know how long the selling shareholders will hold their Offered ADSs before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the exercise of any Warrants, or the sale or other disposition of any of the Offered ADSs. The Offered ADSs covered hereby may be offered from time to time by the selling shareholders.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The percentage of shares owned prior to and after the offering is based on 3,761,115,000 of our Ordinary Shares outstanding as of October 9, 2023. Unless otherwise indicated in the footnotes to this table, we believe that each selling shareholder has sole voting and investment power with respect to the Ordinary Shares indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

	Ordinary Shares Beneficially Owned Before Offering			Ordinary Shares Beneficially Owned After Offering
Selling Shareholders	Number(1)	Percentage	Maximum Number of Ordinary Shares Offered(1)	Number	Percentage
Armistice Capital, LLC(2)	3,638,484,800(3)	51.29%**	2,664,084,800(4)	974,400,000(5)	13.73%**
Sabby Volatility Master Fund, Ltd.(6)	545,514,800(7)	12.75%**	518,302,400(8)	27,212,400(9)	*
Lind Global Fund II LP(10)	259,151,200(11)	6.45%**	259,151,200(11)	0	*
Michael Vasinkevich(12)	132,413,200(13)	3.40%	66,206,400(14)	66,206,800(15)	1.70%
Noam Rubinstein(12)	45,428,000(16)	1.19%	22,714,000(17)	22,714,000(18)	*
Aileen Gibbons(12)	19,616,800(19)	*	9,808,400(20)	9,808,400(21)	*
Craig Schwabe(12)	6,969,600(22)	*	3,484,800(23)	3,484,800(24)	*
Charles Worthman(12)	2,064,800(25)	*	1,032,400(26)	1,032,400(27)	*

* Less than 1%.

** The September 2023 Reload Warrants held by the Holders are subject to a 4.99% blocker according to which the Holders of the September 2023 Reload Warrants (together with their affiliates) may not exercise any portion of the September 2023 Reload Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon initial issuance, 9.99%) of our outstanding Ordinary Shares immediately after the exercise. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Ordinary Shares after exercising the warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants (the “Blocker”). Assumes that any ADSs held in abeyance pursuant to the exercise of the Existing Warrants in the September 2023 Warrant Exercise Transaction have been issued for the purposes of calculating beneficial ownership percentages.

(1)	Number of Ordinary Shares includes Ordinary Shares represented by ADSs. Each ADS represents four hundred (400) Ordinary Shares.

(2)
The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  The September 2023 Reload Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the September 2023 Reload Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)
Represents 3,638,484,800 Ordinary Shares represented by 9,096,212 ADSs consisting of (i) 6,660,212 ADSs issuable upon exercise of the September 2023 Reload Warrants, without regard to any limitations on the exercise of the September 2023 Reload Warrants, (ii) 1,673,000 ADSs held in abeyance pursuant to the exercise of the May 2022 Warrants, the Class B Warrants and the July 2023 Warrants in the September 2023 Warrant Exercise Transaction, and (iii) 763,000 ADSs issued pursuant to the exercise of the May 2022 Warrants, the Class B Warrants and the July 2023 Warrants in the September 2023 Warrant Exercise Transaction. The exercise of the September 2023 Reload Warrants is subject to the Blocker. Consequently, as of the date set forth above, Armistice may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(4)
Represents 2,664,084,800 Ordinary Shares represented by 6,660,212 ADSs issuable upon exercise of the September 2023 Reload Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the foregoing warrants is subject to the Blocker.

(5)
Represents 974,400,000 Ordinary Shares represented by 2,436,000 ADSs consisting of (i) 1,673,000 ADSs held in abeyance pursuant exercise of the May 2022 Warrants, the Class B Warrants and the July 2023 Warrants in the September 2023 Warrant Exercise Transaction, and (ii) 763,000 ADSs issued pursuant to the exercise of the May 2022 Warrants, the Class B Warrants and the July 2023 Warrants in the September 2023 Warrant Exercise Transaction.

(6)
The securities are directly held by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”). Sabby Management, LLC, the investment manager of Sabby, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The September 2023 Reload Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the September 2023 Reload Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation.

(7)
Represents 545,514,800 Ordinary Shares represented by 1,363,787 ADSs consisting of (i) 1,295,756 ADSs issuable upon exercise of the September 2023 Reload Warrants, without regard to any limitations on the exercise of the September 2023 Reload Warrants, and (ii) 68,031 ADSs beneficially owned by Sabby. The exercise of the September 2023 Reload Warrants is subject to the Blocker. Consequently, as of the date set forth above, Sabby may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(8)
Represents 518,302,400 Ordinary Shares represented by 1,295,756 ADSs issuable upon exercise of the September 2023 Reload Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the September 2023 Reload Warrants is subject to the Blocker.

(9)	Represents 27,212,400 Ordinary Shares represented by 68,031 ADSs beneficially owned by Sabby.

(10)
The securities are directly held by Lind Global Fund II LP (“Lind”). Jeff Easton is the Managing Member of Lind Global Partners, LLC, which is the General Partner and the Investment Manager of Lind Global Fund II LP, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind Global Fund II LP is 444 Madison Avenue, 41st Floor, New York, NY 10022. The September 2023 Reload Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the September 2023 Reload Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation.

(11)
Represents 259,151,200 Ordinary Shares represented by 647,878 ADSs issuable upon exercise of the September 2023 Reload Warrants, without regard to any limitations on the exercise of the September 2023 Reload Warrants. Consequently, as of the date set forth above, Lind may not necessarily be able to exercise all of the September 2023 Reload Warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(12)
The selling shareholders were issued compensation warrants as a designee of Wainwright in connection with each of (i) the registered direct offering consummated in March 2023 (the “March 2023 Placement Agent Warrants”), (ii) the July 2023 Offering, (iii) July 2023 Warrant Exercise Transaction, and (iv) the September 2023 Warrant Exercise Transaction. Each selling stockholder is affiliated with Wainwright, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, and has sole voting and dispositive power over the securities held. Each selling stockholder may not exercise the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants or the Placement Agent Warrants to the extent such exercise would cause each selling shareholders, together with his affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, or, upon notice to us, 9.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination shares of Ordinary Shares issuable upon exercise of such securities which have not been so exercised. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(13)
Represents 132,413,200 Ordinary Shares represented 331,033 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(14)	Represents 66,206,400 Ordinary Shares represented by 165,516 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(15)
Represents 66,206,800 Ordinary Shares represented by 165,517 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the July 2023 Placement Agent Exercise Warrants without regard to any limitations on the exercise of such warrants.

(16)
Represents 45,428,000 Ordinary Shares represented by 113,570 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(17)	Represents 22,714,000 Ordinary Shares represented by 56,785 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(18)
Represents 22,714,000 Ordinary Shares represented by 56,785 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the July 2023 Placement Agent Exercise Warrants, without regard to any limitations on the exercise of such warrants.

(19)
Represents 19,616,800 Ordinary Shares represented by 49,042 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(20)	Represents 9,808,400 Ordinary Shares represented by 24,521 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(21)
Represents 9,808,400 Ordinary Shares represented by 24,521 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the July 2023 Placement Agent Exercise Warrants without regard to any limitations on the exercise of such warrants.

(22)
Represents 6,969,600 Ordinary Shares represented 17,424 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(23)	Represents 3,484,800 Ordinary Shares represented 8,712 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(24)
Represents 3,484,800 Ordinary Shares represented by 8,712 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the July 2023 Placement Agent Exercise Warrants without regard to any limitations on the exercise of such warrants.

(25)
Represents 2,064,800 Ordinary Shares represented 5,162 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(26)	Represents 1,032,400 Ordinary Shares represented by 2,581 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(27)
Represents 1,032,400 Ordinary Shares represented by 2,581 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants and the July 2023 Placement Agent Exercise Warrants without regard to any limitations on the exercise of such warrants.

PLAN OF DISTRIBUTION

The selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the effective date of the registration statement;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions it assumes. The selling shareholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker- dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the selling shareholders do not own any Warrants or do not own any Ordinary Shares represented by the Offered ADSs issuable upon exercise of the Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market-making activities with respect to the Offered ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Offered ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the Offered ADSs being registered hereby. All of such expenses are estimates, except for the SEC registration fee.

Amount to be Paid

SEC registration fee	$500
Legal fees and expenses	10,000
Accountants’ fees and expenses	5,000
Miscellaneous	5,000
Total	$20,500
Each of the amounts set forth above, other than the registration fee, is an estimate.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1a(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.redhillbio.com, our Annual Reports on Form 20-F, Reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.redhillbio.com. We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 6473921, Israel, Attn: Razi Ingber, telephone number +972 (3) 541-3131.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We specifically are incorporating by reference the following documents filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 28, 2023;

●	the description of our Ordinary Shares contained in our Registration Statement on Form 20-F filed with the SEC on December 26, 2012; and

●
our Reports on Form 6-K, furnished with the SEC on January 3, 2023, January 24, 2023, January 25, 2023, January 26, 2023, February 6, 2023, February 15, 2023, February 16, 2023, February 28, 2023, March 6, 2023, March 9, 2023, March 13, 2023, April 28, 2023 (solely with respect to “Financial results for the quarter ended December 31, 2022”, “Financial results for the year ended December 31, 2022” and “Liquidity and Capital Resources”), May 1, 2023, May 4, 2023, May 9, 2023, May 16, 2023 and May 22, 2023, June 12, 2023, June 29, 2023, July 6, 2023, July 21, 2023 (two reports), July 25, 2023 (two reports), July 31, 2023, August 1, 2023, August 8, 2023, August 9, 2023, August 17, 2023, September 5, 2023, September 18, 2023, September 22, 2023, September 29, 2023, October 3, 2023, October 10, 2023 and October 16, 2023.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 6473921, Israel, Attn: Razi Ingber, telephone number +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a majority of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because many of our assets and a majority of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

•
We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

•
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

 8,861,961 American Depositary Shares representing 3,544,784,400 Ordinary Shares

REDHILL BIOPHARMA LTD.

PROSPECTUS

October 26, 2023